Exhibit 3.3

EQT CORPORATION

AMENDED AND RESTATED

BY-LAWS

(Amended through ~~February 9, 2009~~May 10, 2011)

ARTICLE I

MEETINGS OF SHAREHOLDERS

Section 1.01           All meetings of the shareholders shall be held at the principal office of the Company or such other places, either within or without the Commonwealth of Pennsylvania, as the Board of Directors may from time to time determine.

Section 1.02           An annual meeting of shareholders shall be held in each calendar year at such time and place as the Board of Directors shall determine.  If the annual meeting shall not be called and held during such calendar year, any shareholder may call such meeting at any time thereafter.

Section 1.03           At each such annual meeting, the class of Directors then being elected shall be elected to hold office for a term of three (3) years, and until their successors shall have been elected and qualified.  All elections of Directors shall be conducted by three (3) Judges of Election, who need not be shareholders, appointed by the Board of Directors.  If any such appointees are not present, the vacancy shall be filled by the presiding officer of the meeting.  The ~~Chief Executive Officer~~Chairman of the ~~Company~~Board shall preside and the Secretary shall take the minutes at all meetings of the shareholders.  In the absence of the ~~Chief Executive Officer, the President~~Chairman of the Board, the Chief Executive Officer shall preside.  In the absence of both, the presiding officer shall be the Chairman of the Executive Committee or such other presiding officer as may be designated by the Board of Directors or, if not so designated, by the shareholders of the Company, and if the Secretary is unable to do so, the presiding officer shall designate any person to take the minutes of the meeting.

Section 1.04           The presence, in person or by proxy, of the holders of a majority of the voting power of all shareholders shall constitute a quorum except as otherwise provided by law or by the Restated Articles of the Company.  If a meeting is not organized because a quorum is not present, the shareholders present may adjourn the meeting to such time and place as they may determine, except that any meeting at which Directors are to be elected shall be adjourned only from day to day, or for such longer periods not exceeding fifteen (15) days each, as may be directed by a majority of the voting stock present.

Section 1.05           Shareholders entitled to vote on any matter shall be entitled to one (1) vote for each share of capital stock standing in their respective names upon the books of the Company to be voted by the shareholder in person or by his or her duly authorized proxy or attorney.  The validity of every unrevoked proxy shall cease eleven (11) months after the date of its execution unless some other definite period of validity shall be expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted on after three (3) years from the date of its execution.  All questions shall be decided by the affirmative vote of ~~shareholders entitled to cast at least~~ a majority of the ~~votes which all shareholders present and voting~~shares cast (excluding abstentions) ~~are~~and entitled to ~~cast~~vote on the matter, unless otherwise expressly provided by law ~~or by~~, the Restated Articles of the Company or these By-Laws.

Section 1.06           Special meetings of shareholders may be called by the Board of Directors or by the Chief Executive Officer.

Section 1.07           Notice of the annual meeting and of all special meetings of shareholders shall be given by sending a written or printed notice thereof by mail, specifying the place, day, and hour of the meeting and, in the case of a special meeting of shareholders, the general nature of the business to be transacted, to each shareholder at the address appearing on the books of the Company, or the address supplied by such shareholder to the Company for the purpose of notice, at least five (5) days before the day named for the meeting, unless such shareholders shall waive notice or be in attendance at the meeting.

Section 1.08           (a) At any annual meeting ~~or special meeting~~ of shareholders, only such ~~business as is~~nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting ~~in accordance with this Section 1.08 may be transacted.  To be properly brought before any meeting, any proposed business must be either~~.  For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the annual meeting, by or at the direction of the Board of Directors, or (iii) ~~if brought before the meeting by a shareholder, then (a) the shareholder must have been a shareholder of record on the record date for the determination of shareholders~~otherwise properly requested to be brought before the annual meeting by a shareholder of the Company in accordance with these By-Laws.  For nominations of persons for election to the Board of Directors or proposals of other business to be properly requested by a shareholder to be brought before an annual meeting, a shareholder must  (i) be a shareholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (ii) be entitled to vote at such annual meeting~~,~~ and (iii) comply with the procedures set forth in these By-Laws as to such business or nomination.  The immediately preceding sentence shall be the exclusive means for a shareholder to make nominations for election to the Board of Directors or to bring other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Company’s notice of meeting) before an annual meeting of shareholders.  Nothing in these By-Laws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of director or directors or, subject to Rule 14a-8 under the Exchange Act, any other business proposal.

(b) ~~written notice of such proposed business must have been delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 90 days or more than 120 days prior to the anniversary date of the previous~~  At any special meeting of the shareholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting.  To be properly brought before a special meeting, proposals of business must be (i) specified in the Company’s notice of meeting (or any supplements thereto) given by or at the direction of the Board of Directors or (ii) otherwise properly brought before the special meeting by or at the direction of the Board of Directors.

(c)           Except as otherwise provided by law, the Restated Articles of the Company or these By-Laws, the presiding officer of a shareholders’ meeting shall have the power to determine whether a proposed nomination for election to the Board of Directors or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these By-Laws and, if any proposed nomination or other business is not in compliance with these By-Laws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

Section 1.09           (a)           For any nomination or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 1.08(a) of these By-Laws, the shareholder must have given timely written notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 1.10 of these By-Laws) and timely updates and supplements thereof in writing to the Secretary and such other business must otherwise be a proper matter for shareholder action.

To be timely, a shareholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the Company changes the date of its annual meeting by more than 30 days from the anniversary date of the prior year’s annual meeting, then ~~such proposal shall have been received on or before the later of (x) during the period commencing 120 days and ending 90 days before the date of the annual meeting or (y~~to be timely such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the later of (i) the close of business on the 90th day prior to such annual meeting or (ii) the close of business on the 10th day following the ~~earlier of the date on which the Company gave notice of or publicly disclosed the date of the meeting.  Such notice shall set forth the nature of and reasons for the proposal in reasonable detail and, as to the shareholder giving the notice, (i) the name and address, as they appear on the Company’s books of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder.~~date of the Company’s public announcement of such annual meeting. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

In addition, to be timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Company no later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

(b)(i)       To be in proper form, a shareholder’s notice to the Secretary must include the following, as applicable:

                            (A)              as to each Proposing Person (as defined below), a shareholder’s notice must set forth: (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records), (2)(a) the class or series and number of shares of the Company which are, directly or indirectly, beneficially owned (as defined below) or owned of record by such Proposing Person and whether such person has sole beneficial ownership of such shares (and if not solely beneficially owned, a description of such person’s beneficial ownership in such shares), (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to, or with a value derived in whole or in part from the value (or change in value) of, any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard of whether any Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company  (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such Proposing Person, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proposing Person has a right to vote any class or series of shares of any security of the Company, (d) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, or reduce the economic risk of ownership of any class or series of the shares of the Company by, or manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, “Short Interests”), (e) any rights to dividends on the shares of the Company beneficially owned by such Proposing Person that are separated or separable from the underlying shares of the Company, (f) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (g) any performance-related fees (other than an asset-based fee) that such Proposing Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such Proposing Person’s immediate family sharing the same household, (h) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such Proposing Person, and (i) any direct or indirect interest of such Proposing Person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (3) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the  Exchange Act and the rules and regulations promulgated thereunder;

                            (B)               If the notice relates to any business other than a nomination of a Director or Directors that the shareholder proposes to bring before the meeting, a shareholder’s notice must, in addition to the matters set forth in paragraph (A) above, also set forth: (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration), (3) any material interest of the Proposing Person in the business being proposed by such Proposing Person (whether by holdings of securities, by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise), and (4) a description of all agreements, arrangements and understandings between such Proposing Person, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Person.

                            (C)               As to each person, if any, whom the shareholder proposes (including on behalf of any Proposing Person) to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraph (A) above, also set forth:  (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing

Person were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant; and

                            (D)              With respect to each person, if any, whom the shareholder proposes (including on behalf of a Proposing Person) to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraphs (A) and (C) above, also include a completed and signed questionnaire, representation and agreement required by Section 1.10 of these By-Laws.  The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(ii)           For purposes of these By-Laws, (A) “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder; (B) the term “Proposing Person” shall mean (1) the shareholder providing the notice of nomination or business proposed to be brought before an annual meeting, (2) if the shareholder providing the notice of nomination or business proposed to be brought before an annual meeting is not the sole beneficial owner of all of the shares of the Company’s Common Stock or Preferred Stock listed in such notice, the other beneficial owner or beneficial owners of any of the shares of the Company’s Common Stock or Preferred Stock listed in such notice, (3) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such shareholder or beneficial owner and (4) any other person with whom or with which such shareholder or beneficial owner (or any of their respective affiliates or associates) is acting in concert; and (C) a person shall be deemed a “beneficial owner” of, and shall be deemed to “beneficially own” (1) any securities or interest that such person or any of such person’s affiliates or associates (each within the meaning of Rule 12b-

2 under the Exchange Act), directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise and (2)  any securities or interest of which such person or any of such person’s affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act) is a “beneficial owner” within the meaning of Rule 13d-3 promulgated under the Exchange Act;

(iii)          Notwithstanding the provisions of these By-Laws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.08 of these By-Laws.

Section 1.10.          For a nominee of a Proposing Person to be eligible for election as a Director of the Company, there must be delivered for such nominee (in accordance with the time periods described for delivery of notice under Section 1.09 of these By-Laws) to the Secretary at the principal executive offices of the Company: (1) a completed written questionnaire of such nominee with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request); (2) an executed written representation and agreement of such nominee (in the form provided by the Secretary upon request) that such nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein or (B) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a Director of the Company, with such nominee’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (iii) in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company publicly disclosed from time to time; and (3) a conditional resignation in accordance with the Company’s resignation policy in connection with majority voting (the form of which shall be provided by the Secretary upon written request).

ARTICLE II

GENERAL PROVISIONS

Section 2.01           The principal office of the Company shall be in the City of Pittsburgh, Pennsylvania, and shall be kept open during business hours every day except Saturdays, Sundays, and legal holidays, unless otherwise ordered by the Board of Directors or the Chief Executive Officer.

Section 2.02           The Company shall have a corporate seal which shall contain within a circle the following words:  “EQT Corporation, Pittsburgh, Pennsylvania” and in an inner circle the words “Corporate Seal.”

Section 2.03           The fiscal year of the Company shall begin with January 1 and end with December 31 of the same calendar year.

Section 2.04           The Board of Directors shall fix a time, not more than seventy (70) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for any allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion, or exchange of shares.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01           Regular meetings of the Board of Directors shall be held at least six (6) times each year, immediately after the annual meeting of shareholders and at such other times and places as the Board of Directors shall from time to time designate by resolution of the Board.  Notice need not be given of regular meetings of the Board held at the times and places fixed by resolution of the Board.

If the Board shall fail to designate the specific time and place of any regular meeting, such regular meeting shall be held at such time and place as designated by the Chief Executive Officer and, in such case, oral, telegraphic or written notice shall be duly served or sent or mailed by the Secretary to each Director not less than five (5) days before the meeting.

Section 3.02           Special meetings may be held at any time upon the call of the Chief Executive Officer, or the President in the absence of the Chief Executive Officer, at such time and place as he may deem necessary, or by the Secretary at the request of any two (2) members of the Board, by oral, telegraphic or written notice duly served or sent or mailed to each Director not less than twenty-four (24) hours before the meeting.

Section 3.03           Fifty percent (50%) of the Directors at the time in office shall constitute a quorum for the transaction of business.  Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of Directors, shall be filled only by a majority vote of the remaining Directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs.  ~~All Directors elected to fill vacancies~~A person elected by the Directors to fill a vacancy in the Board of Directors shall hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy.  Thereafter, such person shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which ~~they have~~such person has been elected expires.

Section 3.04           One (1) or more Directors may participate in a meeting of the Board or of a committee of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and all Directors so participating shall be deemed present at the meeting.

Section 3.05           The full Board of Directors shall consist of not less than five (5) nor more than twelve (12) persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the Directors then in office.

Section 3.06           The Board of Directors may elect one (1) of its members as its Chairman and one (1) of its members Vice Chairman.  Such persons may also be officers of the Company.  If the Chairman so elected is not also the Chief Executive Officer of the Company, he or she shall confer with the Chief Executive Officer as to the content of agendas for such meetings and shall consult with the Chief Executive Officer as to matters affecting or relating to the Board of Directors.  The Chairman and the Vice Chairman so elected shall serve until the first meeting of the Board following the next annual meeting of the shareholders.  The Board shall also fix the annual rate of compensation to be paid to the Chairman and the Vice Chairman for serving as such in addition to compensation paid to all non-officer members of the Board.  The Chairman shall preside at all meetings of the Board, preserve order, and regulate debate according to the usual parliamentary rules.  In the absence of the Chairman, the Vice Chairman shall be the presiding officer.

Section 3.07           ~~Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors.  Nomination for election to the Board of Directors of the Company at a meeting of shareholders may be made by the Board of Directors or by any shareholder of the Company entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Section 3.07.  Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting; provided, however, that if the Company changes the date of its annual meeting by more than 30 days from the anniversary date of the prior years’ annual meeting, then such proposal shall have been received on or before the later of (x) during the period commencing 120 days and ending 90 days before the date of the annual meeting of (y) the close of business on the 10th day following the earlier of the date on which the Company gave notice of or publicly disclosed the date of the meeting.  Such notice shall set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, (ii) the class and number of shares of stock of the Company which are beneficially owned by such shareholder, (iii) the length of time such shareholder has held such shares, and (iv) any other information concerning such shareholder as~~

~~may be appropriate for the purpose of complying with Regulation 14A under the Securities Act of 1934, as amended.  Such notice shall also contain original irrevocable conditional resignations signed by each proposed nominee to be effective upon the conditions set forth in Section 3.10(a) of these By-Laws.  The Company may require any proposed nominee or such shareholder to furnish such other information as may reasonably be requested by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.~~

~~The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Section 3.08~~                No Director of this Company shall be permitted to serve in that capacity after the date of the annual meeting of shareholders next following his or her seventy-fourth (74th) birthday.  In order for any officer to become a nominee for election by the shareholders as a Director of the Company, such officer must have submitted to the Board of Directors prior to the time of such officer’s nomination an irrevocable resignation from the Board to take effect upon the termination of his employment as an officer of the Company, which resignation the Board shall have the discretion to determine whether to accept or reject, without the participation of the Director whose resignation is under consideration.

Section ~~3.09~~3.08    No Director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless such Director has breached or failed to perform the duties of his or her office under Title 42, Chapter 83, Subchapter F of the Pennsylvania Consolidated Statutes (or any successor statute relating to Directors’ standard of care and justifiable reliance); and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

If the Pennsylvania Consolidated Statutes are amended after May 22, 1987, the date this section received shareholder approval, to further eliminate or limit the personal liability of Directors, then a Director shall not be liable, in addition to the circumstances set forth in this section, to the fullest extent permitted by the Pennsylvania Consolidated Statutes, as so amended.

The provisions of this section shall not apply to any actions filed prior to January 27, 1987, nor to any breach of performance of duty, or any failure of performance of duty, by any Director occurring prior to January 27, 1987.

Section ~~3.10~~3.09            (a)    In order for any person to ~~become a nominee for election by shareholders~~be nominated as a Director of the Company, such person must have submitted to the Board of Directors prior to the time of such person’s nomination as a Director an irrevocable conditional resignation from the Board of Directors, to take effect upon the occurrence of all of the following conditions:  (i) such person ~~having been elected a director in the upcoming election,~~stood for election to the Board of Directors at a shareholder meeting where the number of nominees did not exceed the number of directors to be elected; (ii) ~~such person having received a greater number of votes “withheld” from his or her election than votes “for” such election~~at such shareholder meeting the votes by the shareholders entitled to vote in the election cast against such person’s reelection (excluding abstentions) exceeded the votes cast for such person’s reelection; and (iii) such resignation having been accepted by the Board of Directors.   Not later than 90 days after the certification of an election by shareholders satisfying clauses (i) and (ii)  the Board of Directors will decide, after receipt of a recommendation of the Corporate Governance Committee, whether to accept such conditional resignation.~~(b)  Any determination by the Board of Directors and~~  The Director whose conditional resignation is being considered shall not participate in the recommendation of the Corporate Governance Committee ~~under subsection (a) shall be made without the participation of any Director whose resignation is under consideration with respect to the election~~or the decision of the Board of Directors with respect to his or her conditional resignation.  If there are not sufficient unaffected members of the Corporate Governance Committee to form a quorum, the unaffected independent Directors shall name a committee made up solely of unaffected independent Directors to make recommendations to the Board as to the acceptance of tendered resignation(s).  If the number of unaffected independent Directors is three or fewer, all Directors may participate, with or without the naming of such committee as the Directors may deem appropriate, in the decision as to whether to accept the tendered resignations.  If the incumbent Director’s resignation is not accepted by the Board of Directors, such Director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board of Directors pursuant to this By-Law, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.03 of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 3.05 of these By-Laws.

(c)      In considering the question of whether to accept a ~~Director nominee’s~~conditional resignation, the Corporate Governance Committee and the Board of Directors shall be entitled to consider such facts and circumstances as deemed appropriate, including (i) whether the concerns raised by shareholders that led to the ~~withhold~~ votes against can or should be cured, (ii) whether resignation of the ~~nominee~~Director is an appropriate response to the concerns raised by the shareholders, (iii) the Director ~~nominee’~~’s historical and anticipated future commitment and contribution to the Board of Directors, (iv) whether the Director’s service on the Board of Directors is consistent with applicable regulatory requirements and listing standards, and without limitation (v) other matters in the interests of the Company.  The Board of Directors’ explanation of its decision shall be promptly disclosed on Form 8-K furnished to or filed with the Securities and Exchange Commission.

ARTICLE IV

INDEMNIFICATION

Section 4.01           Directors and officers of the Company shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another corporation, partnership, joint venture, trust or other enterprise at the request of the Company; provided, however, that the Company shall not indemnify any Director or officer in connection with a proceeding (or part thereof) initiated by such Director or officer (other than a proceeding to enforce such person’s rights to indemnification under this Article) unless such proceeding (or part thereof) was authorized by the Board.

Section 4.02           Employees of the Company who are not Directors or officers of the Company shall be indemnified as of right in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another enterprise at the request of the Company if, as determined by the Company in its sole discretion, such employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that the Company shall not indemnify an employee in connection with a proceeding (or part thereof) initiated by such employee (other than a proceeding to enforce such person’s rights to indemnification under this Article)  unless such proceeding (or part thereof) was authorized by the Board.

Section 4.03           The Company may indemnify agents of the Company who are not Directors, officers or employees of the Company with such scope and effect as determined by the Company.

Section 4.04           As soon as practicable after receipt by any person entitled to indemnification hereunder of actual knowledge of any action, suit or proceeding, such indemnified person shall notify the Company thereof if a claim for indemnification in respect thereof may be or is being made by such indemnified person against the Company under this Article.  With respect to any such action, suit or proceeding, the Company will be entitled to participate therein at its own expense and may assume the defense thereof.  After the Company notifies the indemnified person of its election to so assume the defense, the Company will not be liable to the indemnified person under this Article for any legal or other expenses subsequently incurred by the indemnified person in connection with the defense. The Company shall not be obligated to indemnify an indemnified person under this Article for any amounts paid in settlement of any action or claim effected without its written consent.

Section 4.05           The Company may purchase and maintain insurance to protect itself and any Director, officer, agent or employee against any liability asserted against and incurred by him or her in respect of such service, whether or not the Company would have the power to indemnify him or her against such liability by law or under the provisions of this Article.  The provisions of this Article shall be applicable to persons who have ceased to be Directors, officers, agents, and employees and shall inure to the benefit of the heirs, executors, and administrators of persons entitled to indemnity hereunder.

Indemnification under this Article shall include the right to be paid expenses incurred in advance of the final disposition of any action, suit or proceeding for which indemnification is provided, upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it ultimately shall be determined that he or she is not entitled to be indemnified by the Company; provided, however, that the indemnified person shall reimburse the Company for any amounts paid by the Company as indemnification of expenses to the extent the indemnified person receives payment for the same expenses from any insurance carrier or from another party.  The indemnification rights granted herein are not intended to be exclusive of any other rights to which those seeking indemnification may be entitled and the Company may enter into contractual agreements with any Director, officer, agent or employee to provide such individual with indemnification rights as set forth in such agreement or agreements, which rights shall be in addition to the rights set forth in this section.

The provisions of this Article shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

ARTICLE V

STANDING COMMITTEES

Section 5.01           The Board of Directors shall have authority to appoint an Executive Committee, a Finance Committee, an Audit Committee, and such other committees as it deems advisable, each to consist of two (2) or more Directors, and from time to time to define the duties and fix the number of members of each committee.  In the absence or disqualification of any member of any such committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another Director or Directors to act at the meeting in the place of any such absent or disqualified member or members.

ARTICLE VI

OFFICERS

Section 6.01           chosen by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary, and a Treasurer.  The Board of Directors may also choose such other officers, including one (1) or more Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, one (1) or more Assistant Secretaries and Assistant Treasurers, and one (1) or more persons having such other titles, as it may determine.

Section 6.02           The Board of Directors shall, at the first meeting of the Board after its election, elect the principal officers of the Company, and may elect additional officers at that or any subsequent meeting.  All officers elected by the Board of Directors shall hold office at the pleasure of the Board.

Section 6.03           At the discretion of the Board of Directors, any two (2) of the offices mentioned in Section 6.01 hereof may be held by the same person except the offices of Chief Executive Officer and Secretary.

Section 6.04           ~~The salaries of all officers of the Company, other than Assistant Secretaries and Assistant Treasurers, shall be fixed by the Board of Directors.Section 6.05~~     The officers of the Company shall hold office until the next annual meeting of the Board and until their successors are chosen and qualify in their stead or until their earlier resignation or removal.  Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby.  Such removal, however, shall be without prejudice to the contract rights of the person so removed.  If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

CHIEF EXECUTIVE OFFICER

Section ~~6.06~~6.05    The Chief Executive Officer ~~shall preside at all meetings of the shareholders;~~ shall have general and active management of the business of the Company; and shall see that all orders and resolutions of the Board of Directors are carried into effect.  In addition to any specific powers conferred upon the Chief Executive Officer by these By-Laws, he or she shall have and exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

PRESIDENT

Section ~~6.07~~6.06    The President shall have such duties and powers as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer and shall also be the Chief Operating Officer of the Company.  During the absence or inability of the Chief Executive Officer to serve, the President shall have all the powers and perform the duties of the Chief Executive Officer, including in the absence of the Chairman presiding at all meetings of the shareholders.

SECRETARY

Section ~~6.08~~6.07    The Secretary shall attend all meetings of the shareholders and Board of Directors; shall record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for all committees of the Board, if so designated by the Board.  The Secretary shall keep in safe custody the seal of the Company and when authorized by the Board of Directors, affix the seal of the Company to any instrument requiring it and, when so affixed, it shall be attested by the signature of the Secretary or by the signature of the Treasurer or an Assistant Secretary.  The Secretary shall have custody of all contracts, leases, assignments, and all other valuable instruments unless the Board of Directors or the Chief Executive Officer shall otherwise direct.  The Secretary shall give, or cause to be given, notice of all annual meetings of the shareholders and any other meetings of the shareholders and, when required, notice of the meetings of the Board of Directors; and, in general, shall perform all duties incident to the office of a secretary of a corporation, and such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section ~~6.09~~6.08    The Board of Directors may elect one (1) or more Assistant Secretaries who shall perform the duties of the Secretary in the event of the Secretary’s absence or inability to act, as well as such other duties as the Board of Directors, the Chief Executive Officer, or the Secretary may from time to time designate.

TREASURER

Section ~~6.10~~6.09    The Treasurer shall have charge of all moneys and securities belonging to the Company subject to the direction and control of the Board of Directors.  The Treasurer shall deposit all moneys received by the Company in the name and to the credit of the Company in such bank or other place or places of deposit as the Board of Directors shall designate; and for that purpose the Treasurer shall have power to endorse for collection or payment all checks or other negotiable instruments drawn payable to the Treasurer’s order or to the order of the Company.  The Treasurer shall disburse the moneys of the Company upon properly drawn checks which shall bear the signature of the Treasurer or of any Assistant Treasurer or of the Cashier (who shall be appointed by the Assistant Treasurer with the approval of the Treasurer).  All checks shall be covered by vouchers which shall be certified by the Controller or the Auditor of Disbursements or such other employee of the Company (other than the Cashier) as may be designated by the Treasurer from time to time.  The Treasurer may create, from time to time, such special imprest funds as may, in the Treasurer’s discretion, be deemed advisable and necessary, and may open accounts with such bank or banks as may be deemed advisable for the deposit therein of such special imprest funds, and may authorize disbursements therefrom by checks drawn against such accounts by the Treasurer, any Assistant Treasurer, or such other employee of the Company as may be designated by the Treasurer from time to time.  The Treasurer shall perform such other duties as may be assigned from time to time by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer.

Section ~~6.11~~6.10    No notes or similar obligations shall be made except jointly by the Chief Executive Officer or the Chief Financial Officer and the Treasurer or an Assistant Treasurer, except as otherwise authorized by the Board of Directors.

Section ~~6.12~~6.11    The Board of Directors may elect one (1) or more Assistant Treasurers who shall perform the duties of the Treasurer in the event of the Treasurer’s absence or inability to act, as well as such other duties as the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Treasurer may from time to time designate.

VICE PRESIDENTS AND OTHER OFFICERS

Section 6.12           Vice Presidents and other officers shall perform such duties as may be assigned to them from time to time by the Board of Directors or the Chief Executive Officer as their positions are established or changed.

GENERAL

Section ~~6.14~~6.13    Fidelity bond coverage shall be obtained on such officers and employees of the Company, and of such type and in such amounts as may, in the discretion of the Board of Directors, be deemed proper and advisable.

ARTICLE VII

CERTIFICATED AND UNCERTIFICATED SHARES

Section 7.01           All classes and series of shares of capital stock of the Company, or any part thereof, shall be represented by stock certificates or shall be uncertificated shares, as determined by the Board of Directors, provided, that every shareholder shall be entitled to a share certificate if he or she so requests in the manner prescribed by the Company.

(a)           Shares of capital stock of the Company represented by certificates shall be signed by the Chief Executive Officer, the President or a Vice President, and countersigned by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and sealed with the corporate seal of the Company.  Said certificates shall be in such form as the Board of Directors may from time to time prescribe.

(b)           Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall send to the registered owner thereof a written notice containing the information otherwise required to be set forth or stated on a stock certificate.

Section 7.02           The Board of Directors may from time to time appoint an incorporated company or companies to act as Transfer Agent and Registrar of shares of the Company, and in the case of the appointment of such Transfer Agent, the officers of the Company may sign and seal stock certificates in blank and place them with the transfer books in the custody and control of such Transfer Agent.  If any stock certificate is signed by a Transfer Agent or Registrar, the signature of any such officer and the corporate seal upon any such certificate may be a facsimile, engraved or printed.

Section 7.03           New certificates for shares of stock may be issued to replace certificates lost, stolen, destroyed or mutilated upon such terms and conditions as the Board may from time to time determine.

ARTICLE VIII

AMENDMENTS

Section 8.01           (a)  The Board of Directors may make, amend, and repeal the By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein.  No By-Law may be made, amended or repealed by the shareholders unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of Directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Restated Articles of the Company or the By-Laws) the vote specified by applicable law for valid shareholder action shall be required.

(b)  Unless otherwise provided by a By-Law, by the Restated Articles of the Company or by law, any By-Law may be amended, altered or repealed, and new By-Laws may be adopted, by vote of a majority of the Directors present at any regular or special meeting duly convened, but only if notice of the specific sections to be amended, altered, repealed or added is included in the notice of meeting.  No provision of the By-Laws shall vest any property or contract right in any shareholder.

ARTICLE IX

PENNSYLVANIA CORPORATION LAW

Section 9.01           Subchapter G — Control Share Acquisitions and Subchapter H — Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control of

Title 15, Chapter 25, of the Pennsylvania Consolidated Statutes, shall not be applicable to the Company.